Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Linux Gold Corp.

        We consent to the use of our report dated August 7, 2003 on the consolidated financial statements of Linux Gold Corp. for the years ended February 28, 2003 and 2002 that are included in the Company's annual form 20-F filing, which is included, by reference in the Company's Form S-8.

Dated this 21 day of August, 2003

/s/ Manning Elliot
Manning Elliot
Chartered Accountants